Exhibit 10.1
PRUDENTIAL FINANCIAL, INC.
2021 OMNIBUS INCENTIVE PLAN
(Effective May 12, 2021, the date shareholders of the Company approved this Plan)

ARTICLE I
PURPOSE

The purpose of the “Prudential Financial, Inc. 2021 Omnibus Incentive Plan” (the “Plan”) is to foster and promote the long-term financial success of Prudential Financial, Inc. (the “Company”) and materially increase shareholder value by (a) motivating superior employee performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by the Company’s and its Subsidiaries’ (as hereinafter defined) employees, and (c) enabling the Company to attract and retain the services of employees and other service providers upon whose judgment, interest, and effort the successful conduct of its operations is largely dependent.

The Company had previously adopted the Prudential Financial, Inc. 2016 Omnibus Incentive Plan (the “Prior Plan”), which provided for the grant of similar equity-based compensation incentives. Effective upon the adoption of the Plan by shareholders of the Company, the Prior Plan will be merged into this Plan, thereby making available for the grant of awards under this Plan any authorized shares of Common Stock (as herein defined) then available for grants under the Prior Plan or subject to awards granted under the Prior Plan and forfeited after the Plan becomes effective. All outstanding award grants under the Prior Plan shall continue in full force and effect, subject to their original terms, including with respect to Awards permitted under the Prior Plan but not otherwise expressly authorized hereunder.

ARTICLE II
DEFINITIONS

Section 2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) Adjusted Operating Income. “Adjusted Operating Income” means the Company’s total pre-tax adjusted operating income for a fiscal year, as reported in the Company’s Quarterly Financial Supplement.

(b) Adjustment Event. “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock of the Company.

(c) Alternative Award. “Alternative Award” shall have the meaning set forth in Section 10.2.

(d) Annual Incentive Awards. “Annual Incentive Awards” means an Award made pursuant to Article VIII of the Plan with a Performance Cycle of one year or less.

(e) Approved Retirement. “Approved Retirement” means termination of a Participant’s employment (i) on or after having met the conditions for normal or early retirement established under any defined benefit pension plan maintained by the Company or a Subsidiary and in which the Participant participates, (ii) on or after attaining age 55 and completing 10 years of service (or such other period of service as the Committee shall specify from time to time), or (iii) on or after attaining age 65. Notwithstanding the foregoing, with respect only to Participants who reside in the United States, the term “Approved Retirement” shall not apply to any Participant: (a) who has an Agent Emeritus contract with an insurance affiliate of the Company (including, but not limited to, The Prudential Insurance Company of America), whether or not such individual is deemed to be retirement eligible or is receiving retirement benefits under any defined benefit pension plan maintained by the Company or a Subsidiary and in which the Participant participates; or (b) whose employment with the Company or a Subsidiary has been terminated for

Cause, in either case whether or not such individual is deemed to be retirement eligible or is receiving retirement benefits under any defined benefit pension plan maintained by the Company or a Subsidiary and in which the Participant participates or would otherwise satisfy the criteria set forth by the Committee as noted in the preceding sentence.

(f) Award. An “Award” means the award of an Annual Incentive Award, an Option, a Restricted Unit, Restricted Stock, Performance Share or Other Stock-Based Awards, including any associated Dividend Equivalents, under the Plan, and shall also include an award of Restricted Stock or Restricted Units (including any associated Dividend Equivalents) made in conjunction with other incentive programs established by the Company or its Subsidiaries and so designated by the Committee.

(g) Award Agreement. “Award Agreement” means one or more documents prepared by the Company, in written or electronic form, that individually or collectively set forth the terms and conditions of any Award granted under the Plan, and which are accepted, acknowledged or consented to (including by negative consent) by the Eligible Individual to whom the underlying Award is granted.

(h) Beneficial Owner. “Beneficial Owner” means any “person,” as such term is used in Section 13(d) of the Exchange Act, who, directly or indirectly, has or shares the right to vote, dispose of, or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(i) Board. “Board” means the Board of Directors of the Company.

(j) Cause. “Cause” means, with respect to a Participant, any of the following (as determined by the Committee in its sole discretion): (i) dishonesty, fraud or misrepresentation; (ii) inability to obtain or retain appropriate licenses; (iii) violation of any rule or regulation of any regulatory agency or self-regulatory agency; (iv) violation of any policy or rule of the Company or any Subsidiary; (v) commission of a crime; (vi) breach by a Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary, or (vii) any act or omission detrimental to the conduct of the business of the Company or any Subsidiary in any way.

(k) Change of Control. A “Change of Control” shall be deemed to have occurred if any of the following events shall occur:

(i) any Person is or becomes the Beneficial Owner, either directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined Voting Power of the Company’s securities; or

(ii) within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause (ii); or

(iii) upon the consummation of a Corporate Event, immediately following the consummation of which the shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, in substantially the same relative proportions as immediately prior to the Change of Control, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than twenty-five percent (25%) of the consolidated assets of the Company immediately prior to such Corporate Event.

(l) Change of Control Price. “Change of Control Price” means the highest price per share of Common Stock paid in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the

Committee if any part of the offered price is payable other than in cash) or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Common Stock on any of the 30 trading days immediately preceding the date on which a Change of Control occurs; provided that, with respect to any portion of any Option, the Change of Control Price shall not exceed the Fair Market Value of the Common Stock on the date that a Change of Control occurs.

(m) Code. “Code” means the Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the Code (“Treasury Regulations”), and any successor thereto.

(n) Converted Award. “Converted Award” shall have the meaning set forth in Section 10.1.

(o) Committee. “Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall designate from time to time as responsible for the administration of the Plan as to all or any class of Eligible Individuals. To the extent such requirements continue to be applicable, in determining the committee of the Board to serve as the Committee or the composition of any such committee, the Board shall endeavor to select a committee whose members shall consist of two or more members, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3, as promulgated under the Exchange Act and an “independent director” under Section 303A of the New York Stock Exchange’s Listed Company Manual, or any successors thereto.

(p) Common Stock. “Common Stock” means the Common Stock of the Company, par value $0.01 per share.

(q) Company. “Company” means Prudential Financial, Inc., a New Jersey corporation, and any successor thereto.

(r) Corporate Event. “Corporate Event” means a merger, consolidation, recapitalization or reorganization, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of the Company, which has been approved by the shareholders of the Company.

(s) Disability. “Disability” means with respect to any Participant, long-term disability (but not optional long-term disability coverage) as defined under the welfare benefit plan maintained by either the Company or a Subsidiary and in which the Participant participates and from which the Participant is receiving a long-term disability benefit. In jurisdictions outside of the United States where long-term disability is covered by a mandatory or universal program sponsored by the government or an industrial association, a Participant receiving long-term disability benefits from such a program is considered to meet the disability definition of the Plan.

(t) Director. “Director” means any director of the Company who is not also an employee of the Company or any Subsidiary.

(u) Dividends. “Dividends” means the regular cash dividends paid by the Company upon one share of Common Stock from time to time.

(v) Dividend Equivalents. “Dividend Equivalents” means an amount equal to the regular cash dividends paid by the Company upon one share of Common Stock in connection with the grant of Restricted Units or Performance Shares awarded to a Participant in accordance with Article VII of the Plan.

(w) Domestic Partner. “Domestic Partner” means any person qualifying to be treated as a domestic partner of a Participant under the applicable policies, if any, of the Company or Subsidiary that employs the Participant.

(x) Effective Date. “Effective Date” generally means the first date upon which the Plan shall become effective, which will be the date the Plan has been both (a) approved by the Board and (b) approved by a majority of the votes cast at a duly held shareholders’ meeting at which the requisite quorum, as set forth in the Company’s Amended and Restated Certificate of Incorporation, of outstanding voting stock of the Company is, either in person or by proxy, present and voting on the Plan. However, for purposes of any Option grant that is an ISO, the term “Effective Date” shall mean solely the adoption of the Plan by the Board.

(y) Eligible Individual. For purposes of this Plan only, “Eligible Individual” means any individual who is a Director or either an employee (including each officer) of, or an insurance agent (including, but not limited to, a common law employee, a statutory employee, or, for purposes of any non-domestic United States Subsidiary, any individual who is classified as a Life Planner and/or Sales Manager and has the status of an “international independent contractor agent” who is characterized as an independent contractor for purposes of applicable local law) of, the Company or any such Subsidiary.

(z) Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aa) Executive Officer. “Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

(bb) Fair Market Value. “Fair Market Value” means, on any date, the price of the last trade, regular way, in the Common Stock on such date on the New York Stock Exchange or, if at the relevant time, the Common Stock is not listed to trade on the New York Stock Exchange, on such other recognized quotation system on which the trading prices of the Common Stock are then quoted (the “Applicable Exchange”). In the event that (i) there are no Common Stock transactions on the Applicable Exchange on any relevant date, Fair Market Value for such date shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported and (ii) the Applicable Exchange adopts a trading policy permitting trades after 5 P.M. Eastern Standard Time (“EST”), Fair Market Value shall mean the last trade, regular way, reported on or before 5 P.M. EST (or such earlier or later time as the Committee may establish from time to time).

(cc) Family Member. “Family Member” means, as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law (including adoptive relationships), or Domestic Partner of such Participant, (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(dd) Incumbent Directors. “Incumbent Directors” means, with respect to any period of time specified under the Plan for purposes of determining a Change of Control, the persons who were members of the Board at the beginning of such period.

(ee) ISO. “ISO” means an Option that is an “incentive stock option” within the meaning of Code section 422.

(ff) Nonstatutory Stock Option. “Nonstatutory Stock Option” means an Option that is not an ISO.

(gg) Option (including ISOs and Nonstatutory Stock Options). “Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an ISO or (ii) a Nonstatutory Stock Option.

(hh) Other Stock-Based Award means an award of, or related to, shares of Common Stock other than an Award of Options, Restricted Stock, Restricted Stock Units or Performance Shares, as granted by the Committee in accordance with the provisions of Article VII hereof.

(ii) Participant. “Participant” shall have the meaning set forth in Article III of the Plan.

(jj) Performance Cycle. “Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(kk) Performance Goals. “Performance Goals” means the objectives for the Company, any Subsidiary or business unit thereof, or an Eligible Individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently granted under the Plan.

(ll) Performance Shares. “Performance Shares” means an Award made pursuant to Article VIII of the Plan, which are units denominated in Common Stock, the number of such units which may be adjusted over a Performance Cycle based upon the satisfaction of Performance Goals. The Committee shall determine whether Performance Shares shall be settled in shares of Common Stock (or such number of shares or other securities to which such right may relate by reason of any conversion effected in accordance with the terms hereof, including the provisions of Article X) or the cash value thereof.

(mm) Person. “Person” means any person (within the meaning of Section 3(a)(9) of the Exchange Act), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), but excluding any of the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary.

(nn) Prior Plan. “Prior Plan” means the Prudential Financial, Inc. 2016 Omnibus Incentive Plan, as amended from time to time.

(oo) Restricted Period. “Restricted Period” means the period of time during which Restricted Units or shares of Restricted Stock are subject, as applicable, to forfeiture, restrictions on transfer or deferral or settlement or payment, pursuant to Article VII of the Plan.

(pp) Restricted Stock. “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan that is subject to forfeiture and restrictions on transferability in accordance with Article VII of the Plan.

(qq) Restricted Unit. “Restricted Unit” means a Participant’s right to receive, pursuant to this Plan, one share of Common Stock (or such number of shares or other securities to which such right may relate by reason of any conversion effected in accordance with the terms hereof, including the provisions of Article X) or the cash value thereof, at the end of a specified period of time, which right is subject to forfeiture in accordance with Article VII of the Plan.

(rr) Subsidiary. “Subsidiary” means any corporation or partnership in which the Company owns, directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

(ss) Substitute Award. “Substitute Award” shall have the meaning set forth in Section 5.7.

(tt) Voting Power. A specified percentage of “Voting Power” of a company means such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors.

(uu) Voting Securities. “Voting Securities” means all securities of a company entitling the holders thereof to vote in an annual election of directors.

Section 2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

Section 3.1 Participants. Participants in the Plan shall be those Eligible Individuals designated from time to time by the affirmative action of the Committee (or its delegate) to participate in the Plan.

Section 3.2 Types of Awards. The Committee (or its delegate) may grant any or all of the Awards specified herein to any particular Participant (subject to the applicable limitations set forth in the Plan). Any Award may be made for one (1) year or multiple years without regard to whether any other type of Award is made for the same year or years.

Section 3.3 Employment and Service. In applying the terms “employment”, “ termination of employment”, “retirement” or similar terms in the context of the service for the Company or any Subsidiary of an Eligible Individual or Participant who is not a common law employee such terms shall be deemed to relate to such person’s service or, as the context dictates, the termination or cessation thereof.

ARTICLE IV
POWERS OF THE COMMITTEE

Section 4.1 Power to Grant. The Committee shall have the authority, subject to the terms of the Plan, to determine those Eligible Individuals to whom Awards shall be granted and the terms and conditions of any and all Awards including, but not limited to:

(a) the number of shares of Common Stock to be covered by each Award;

(b) the time or times at which Awards shall be granted;

(c) the terms and provisions of the instruments by which Options may be evidenced, including the designation of Options as ISOs or Nonstatutory Stock Options;

(d) the determination of the period of time during which (i) restrictions on Restricted Stock or Restricted Units shall remain in effect or (ii) Restricted Units granted in lieu of, or in substitution for, a payment in cash will be subject to deferral;

(e) the establishment and administration of any Performance Goals applicable to Awards granted under the Plan;

(f) the determination of Participants’ Performance Share Awards, including any Performance Goals and Performance Cycles; and

(g) the development and implementation of specific stock-based programs for the Company and its Subsidiaries that are consistent with the intent and specific terms of the framework created by this Plan.

Appropriate officers of the Company or any Subsidiary may suggest to the Committee the Eligible Individuals who should receive Awards, which the Committee may accept or reject in its sole discretion. The Committee shall determine the terms and conditions of each Award at the time of grant. The Committee may establish different terms and conditions for different Participants and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

Section 4.2 Administration.

(a) Rules, Interpretations and Determinations. The Committee shall administer the Plan. Any Award granted by the Committee under the Plan may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee shall have full authority to interpret and administer the

Plan, to establish, amend, and rescind rules and regulations relating to the Plan or any class of Awards or class of Participants, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to construe the respective Award Agreements, to resolve any inconsistencies or correct any omissions, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee shall be final, binding, and conclusive for all purposes and upon all persons. To the extent that the Committee determines that limiting its ability to exercise any discretion otherwise afforded to the Committee hereunder is necessary or appropriate to enable the compensation payable under any Award to be deductible for purposes of any federal, state, local or foreign tax, the Committee’s discretion hereunder shall be deemed so limited to the extent necessary or appropriate to facilitate such deductibility with respect to such Award.

The Committee’s determinations under the Plan (including the determination of the Eligible Individuals to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and any Award Agreements) may vary, and need not be uniform, whether or not any such Eligible Individuals could be deemed to be similarly situated.

(b) Agents and Expenses. The Committee may appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute Award Agreements or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. The Committee may consult with legal counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Any proceeds received by the Company in connection with any Award will be used for general corporate purposes.

(c) Delegation of Authority. Notwithstanding anything else contained in the Plan to the contrary herein, the Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any member of the Board or any employee of the Company or its affiliates or any group of such directors or employees any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers or Directors. Only the Committee may select, grant, administer, or exercise any other discretionary authority under the Plan in respect of Awards granted to such Participants who are Executive Officers or Directors.

Section 4.3 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Eligible Individuals of immediate tax recognition and additional taxes pursuant to such Section 409A of the Code. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Award Agreement, any amount payable or shares distributable hereunder in connection with the vesting of any Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is required to cause such amounts not to be treated as deferred compensation under Section 409A of the Code) following the end of the taxable year of the Company or the Eligible Individual in which the Eligible Individual’s rights with respect to the corresponding Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A of the Code applies to any Award in a manner that results in adverse tax consequences for the Eligible Individual or any of his or her beneficiaries or transferees.

Section 4.4 Participants Based Outside the United States. Notwithstanding anything to the contrary herein, the Committee, to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, shall have sole discretion to (a) modify the terms and conditions of Awards granted to Participants employed outside the United States; (b) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations; and (c) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder.

Section 4.5 Newly Eligible Participants. The Committee shall be entitled to make such rules, determinations and adjustments, as it deems appropriate with respect to any Participant who becomes eligible to receive a performance-based Award after the commencement of a Performance Cycle.

Section 4.6 Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of the Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or one or more Subsidiaries (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information) that may have effect during and/or following the termination of the Participant’s employment with the Company and its Subsidiaries and before or after the Award has been exercised, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the exercise of the Award prior to any breach of any such covenant by the Participant). In addition, the Committee may condition the grant of any Award upon the Participant’s agreement to comply with, and be subject to, the terms and conditions of any policy that requires the disgorgement of any profits or any other benefits received or to be received with respect to (i) such Award, (ii) any prior Awards made hereunder or any awards made under the Prior Plan or (iii) any other incentive or other compensation arrangement or payment, in any case on account of (x) a restatement of the financial results of the Company and/or its Affiliates, (y) misconduct by the Participant, persons under the supervision of the Participant or other employees or agents of the Company or its Affiliates or (z) such other circumstances as shall from time to time be specified in such policy.

Section 4.7 Indemnification. No member of the Committee shall be personally liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or any of its Affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination related to the Plan, if, in either case, such member, director or employee made or took such action, omission, or determination in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

ARTICLE V
COMMON STOCK SUBJECT TO PLAN; OTHER LIMITATIONS

Section 5.1 Share Reserve.

(a) Shares Available for Awards. Subject to the provisions of Section 5.4, the number of shares of Common Stock issuable under the Plan for Awards shall be (i) 7,900,000, plus (ii) any shares of Common Stock remaining available for (and not subject to) awards under the Prior Plan as of the Effective Date, plus (iii) any additional shares of Common Stock that become available for award pursuant to Section 5.3 as a result of a forfeiture, settlement and/or other cancellation of any award under the Prior Plan. Any shares issued in connection with any Awards shall be counted against this share reserve as one (1) share for every one (1) share issued. After the Effective Date, no awards may be granted under the Prior Plan.

(b) The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock purchased by the Company for such purpose, treasury Common Stock or authorized but unissued Common Stock, not reserved for any other purpose.

Section 5.2 Individual Award Limitations. Subject to the provisions of Section 5.4, the following individual Award limits apply:

(a) Options: During any three-year (3) period, the total number of shares of Common Stock subject to Options awarded to any Participant may not exceed 2,500,000.

(b) Individual Performance-Based Limitations: Solely to the extent that the Committee determines that applying the following limitations to any Award, any class of Awards or all Awards is necessary or appropriate to enable the compensation payable under the applicable Awards to be deductible for purposes of any federal, state, local or foreign tax and the Committee designates such Awards as being subject to such provisions, the following provisions shall apply as an additional condition to such Awards, notwithstanding the otherwise applicable provisions of any Award Agreement. With respect to any Annual Incentive Award, the maximum aggregate amount that may be payable to such Participant in respect of any such Annual Incentive Award shall not exceed the product of (i) four-tenths of one percent (0.4%) and (ii) Adjusted Operating Income reported for the fiscal year ended immediately prior to the year in which payment for such Annual Incentive Award is due. With respect to any Restricted Stock, Restricted Unit and Performance Share Awards awarded to a Participant and any Dividend Equivalents credited in respect of such Awards payable in the same calendar year (determined without regard to any deferral beyond the earliest date of payment), the maximum aggregate amount that may be payable in respect of all such Awards to such Participant shall not exceed the product of (i) four-tenths of one percent (0.4%) and (ii) the greatest amount of Adjusted Operating Income reported with respect to any of the three fiscal years ended immediately prior to the year in which payment is due; provided, however, that no amount shall be payable with respect to any individual Restricted Stock, Restricted Unit and Performance Share Award unless the Company had positive Adjusted Operating Income in at least one fiscal year that ended during the period in which such Award was outstanding and in which such Award was outstanding for at least 276 days.

(c) Limitation on Director Compensation. In no event shall the grant date value of any Awards granted hereunder (including, without limitation, Restricted Units), plus the amount of any compensation payable in cash, to a Director in respect of services in any compensation year exceed $800,000. For this purpose, a compensation year shall mean the period from one annual meeting of the Company’s shareholders to the next following annual meeting of such shareholders.

Section 5.3 Cancelled, Terminated, or Forfeited Awards. Should any Award granted under this Plan or any award under the Prior Plan that is outstanding on the Effective Date for any reason expire without having been exercised, be cancelled, terminated or forfeited or otherwise settled without the issuance of any Common Stock (including, but not limited to, (i) shares issued in connection with a Restricted Stock or Restricted Unit Award that are subsequently forfeited and (ii) shares withheld for taxes from full value awards granted under the Prior Plan and Awards other than Options granted under this Plan), any such shares of Common Stock subject to such an award shall be available for grants of Awards under the Plan based, in each case, on the number of shares of Common Stock counted against the share reserve set forth in Section 5.1 (or under Section 5.1 of the Prior Plan) in respect of such Award or Prior Plan award, provided that any shares of Common Stock withheld for taxes on any Restricted Stock Award or issued in connection with any Award and subsequently forfeited, in each case after the tenth anniversary of the Effective Date, shall not be available for grants of Awards or otherwise be treated as available for issuance under the Plan. Notwithstanding the foregoing, (i) any shares owned by a Participant and tendered in satisfaction of the exercise price of any Option or withheld upon any exercise of any Option to satisfy the withholding of taxes shall not be treated as available for grants under the Plan and (ii) upon the net settlement of an Option, the full number of shares subject to the portion of the Option exercised shall be treated as issued for purposes of this Section 5.3.

Section 5.4 Adjustment in Capitalization. In the event of any Adjustment Event, (a) the aggregate number and the kind of shares available for Awards under Section 5.1, (b) the aggregate limitations on the number of shares that may be awarded as a particular type of Award or that may be awarded to any particular Participant in any particular period under Section 5.2 and (c) the aggregate number and kind of shares subject to outstanding Awards and the respective exercise prices or base prices applicable to outstanding Awards shall be equitably adjusted by the Committee, in such manner as the Committee shall determine, with respect to such Adjustment Event, and the Committee’s determination shall be conclusive. Unless the Committee determines that another kind or form of adjustment is equitable and appropriate (or required in accordance with the provisions of Section 10.2), subject to any required action by shareholders of the Company, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution, spin-off or similar transaction, any Award granted under the Plan shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such Adjustment Event.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged or shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any award of Restricted Stock, Restricted Units or Performance Shares granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Article X or as otherwise provided by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such Award and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate. For the avoidance of doubt, in no event shall any adjustment made in respect of any extraordinary dividend, spin-off or comparable transaction treated as an Adjustment Event be deemed to be a Dividend Equivalent for purposes of the Plan.

Section 5.5 Limits on Dividend Equivalents. Unless the Committee shall otherwise expressly provide, no Dividend Equivalents shall be payable with respect to any Award unless (and solely to the extent that) the underlying Award with respect to which such Dividend Equivalents are credited shall have become vested and payable, and the Dividend Equivalents credited with respect to Performance Shares valued by reference to Common Stock shall be determined based on the number of shares of Common Stock that become payable or that determine the value to be paid in respect of such Award taking into account the applicable level of performance achieved with respect to such Award.

Section 5.6 Application of Limits. The limitations set forth under Sections 5.1 and 5.2 herein apply only to Awards both granted and payable to Participants after the Effective Date under this Plan. With respect to any awards made under the Prior Plan, the limitations set forth in the corresponding sections of the Prior Plan shall apply.

Section 5.7 Substitute Awards in Corporate Transactions. Except to the extent required by applicable law or by any listing or other requirement imposed by any exchange on which the Common Stock is listed to trade, any Awards that are issued in connection with the assumption of, or in substitution for, any outstanding awards of any entity acquired by the Company or any Subsidiary (a “Substitute Award”), regardless of the form of combination, shall not be counted against shares authorized for issuance under the Plan pursuant to Section 5.1, shall not be subject to the individual grant limits set forth in Section 5.2 and shall not be subject to any other limitations contained herein with regard to the granting, vesting or other terms and conditions of any such Awards, including, without limitation, the requirement that Options have an exercise price not less than 100% of the Fair Market Value on the date of grant, any minimum vesting periods or performance conditions that may pertain to the grant of any type of Award or any limitation pertaining to Awards to Covered Employees.

Section 5.8 Minimum Vesting. Subject to the otherwise applicable provisions of the Plan, each Option or Award of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Award (other than a Substitute Award described in Section 5.7, a Converted Award described in Section 10.1, an Alternative Award described in Section 10.2 or annual Awards to Directors that vest for service through the next annual meeting) granted after the Effective Date shall be subject to a vesting schedule which provides that such Award shall not vest or, if applicable, become exercisable before the first anniversary of the date such Award is granted. Notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 5.1 may be granted to Participants without regard to the minimum vesting and exercisability limitations described in this Section 5.8.

ARTICLE VI
STOCK OPTIONS

Section 6.1 Grant of Options. Subject to the provisions of Section 5.1, Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) ISOs and (ii) Nonstatutory Stock Options. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant, except that ISOs may only be granted to Eligible Individuals who satisfy the requirements for eligibility set forth under Code section 424. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, a later date specified by the Committee or the date on which occurs any event (including, but not limited to, the completion of an individual or corporate Performance Goal) the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.4, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option grant shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. No Dividend Equivalents may be granted in respect of any Option.

Section 6.2 Exercise Price; No Repricing or Substitution of Options. Nonstatutory Stock Options and ISOs granted pursuant to the Plan shall have an exercise price no less than the Fair Market Value of a share of Common Stock on the date the Option is granted. Except as a result of any Adjustment Event, in connection with the issuance of an Alternative Award or a Substitute Award or with the approval of the Company’s shareholders, the Committee shall not have the power or authority (i) to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option, (ii) to grant any new Options or other Awards in substitution for or upon the cancellation of Options previously granted which shall have the effect of reducing the exercise price of any outstanding Option, (iii) to buy-out any Option for a cash amount greater than the then current difference between the Fair Market Value and the exercise price of such Option or (iv) to take any other actions that are intended to have the effect of reducing the exercise price of any outstanding Option.

Section 6.3 Exercise of Options. Unless the Committee shall determine otherwise at or subsequent to the time of grant (but in all events subject to the provisions of Section 5.8), one-third (1/3) of each Option granted pursuant to the Plan shall become exercisable on each of the first three (3) anniversaries of the date such Option is granted; provided that the Committee may establish performance-based criteria for exercisability of any Option. Subject to the provisions of this Article VI, once any portion of any Option has become exercisable it shall remain exercisable for its remaining term. Unless otherwise specified by the Committee at the date of grant, once exercisable, an Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. The Committee shall determine the term of each Option granted, but, except as expressly provided below, in no event shall any such Option be exercisable for more than 10 years after the date on which it is granted.

Section 6.4 Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure payment of the exercise price therefore. Without limiting the generality of the foregoing, payment of the exercise price may be made: (a) in cash or its equivalent; (b) by exchanging shares of Common Stock (which are not the subject of any pledge or other security interest) owned by the person exercising the Option (through actual tender or by attestation); (c) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock; (d) by means of a net settlement, such that, in lieu of the holder paying the exercise price in cash or other consideration, upon exercise, there shall be issued the greatest number of whole shares (or, if otherwise expressly determined by the Committee, the cash value thereof) determined by dividing (1) the excess of (A) the Fair Market Value of the shares corresponding to the portion of the Option being exercised over (B) the exercise price corresponding to such number of shares, by (2) the Fair Market Value, with any resulting fractional share settled in cash based on such Fair Market Value, or (e) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price. For purposes of any net settlement, unless the Committee shall otherwise direct, Fair Market Value shall be determined as of the date of exercise. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

Section 6.5 ISOs. Notwithstanding anything in the Plan to the contrary, no Option that is intended to be an ISO may be granted after the tenth anniversary of the Effective Date of the Plan. Except as may otherwise be provided for under the provisions of Article X of the Plan, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the ISO or the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to disqualify any ISO under such Section 422.

ARTICLE VII
RESTRICTED STOCK, RESTRICTED UNITS. OTHER STOCK BASED AWARDS AND DIVIDEND EQUIVALENTS

Section 7.1 Grant of Restricted Stock and Restricted Units. The Committee, in its sole discretion, may make Awards to Participants of Restricted Stock or Restricted Units. Any Award made hereunder of Restricted Stock or Restricted Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion, either at the time of grant or thereafter, and incorporated into the corresponding Award Agreement. As determined by the Committee, with respect to an Award of Restricted Stock, the Company shall either (i) transfer or issue to each Participant to whom an award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Units, no shares of Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award.

Section 7.2 Other Stock-Based Awards. The Committee may grant other types of equity-based and equity-related awards in addition to Options, Restricted Stock, Restricted Stock Units and Performance Shares, including, but not limited to, the outright grant of Common Stock in satisfaction of obligations of the Company or any Subsidiary under another compensatory plan, program or arrangement, modified awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Common Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each such Other Stock-Based Award shall be evidenced in writing and specify the terms and conditions applicable thereto including, if expressly stated by the Committee at the time of grant, the performance-based conditions set forth in Section 5.2. Any such Other Stock-Based Award may entail the transfer of actual shares of Common Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Common Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.
Section 7.3 Dividends and Dividend Equivalents. Dividends payable on Restricted Stock may be made subject to the same terms and conditions as the underlying Award of Restricted Stock. Subject to the provisions of Sections 5.2(b) and 5.5, the Committee, in its sole discretion, may make Awards to Participants of Dividend Equivalents in connection with the grant of Restricted Units and Other Stock-Based Awards.

Section 7.4 Restrictions On Transferability. Shares of Restricted Stock and Restricted Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock to be transferred during the Restricted Periods pursuant to Section 12.1, provided that any shares of Restricted Stock so transferred shall remain subject to the provisions of this Article VII.

Section 7.5 Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of

Restricted Stock, including but not limited to, the right to vote and the right to receive any dividends paid or distributions made with respect to a share of Common Stock. A Participant shall not have any right, in respect of Restricted Units or Dividend Equivalents awarded pursuant to the Plan, to vote on any matter submitted to the Company’s shareholders or have any other rights of a shareholder until such time as the shares of Common Stock attributable to such Restricted Units (and, if applicable, Dividend Equivalents) have been issued.

Section 7.6 Restricted Period. Unless the Committee shall otherwise determine at or subsequent to the date an Award of Restricted Stock or Restricted Units (including any Dividend Equivalents issued in connection with such Restricted Units) is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant by the Committee and shall lapse ratably in three annual installments with respect to the shares of Restricted Stock or Restricted Units, such that the Award would vest in full upon the third (3rd) anniversary of the date of grant, unless sooner terminated as otherwise provided herein.

Section 7.7 Legending or Equivalent. To the extent that certificates are issued to a Participant in respect of shares of Restricted Stock awarded under the Plan (or in the event that such Restricted Stock are held electronically), such shares shall be registered in the name of the Participant and shall have such legends (or account restrictions) reflecting the restrictions of such Awards in such manner as the Committee may deem appropriate.

Section 7.8 Issuance of New Certificate or Equivalent; Settlement of Restricted Units and Dividend Equivalents. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 7.4 and the Company shall take such actions as are appropriate to record that such shares are freely tradable without any restriction imposed under the terms of the Plan. Upon the lapse of the Restricted Period with respect to any Restricted Units, the Company shall deliver to the Participant, or the Participant’s beneficiary or estate, as provided in Section 12.2, one share of Common Stock for each Restricted Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Units and any interest thereon. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Units and/or Dividend Equivalents. If a cash payment is made in lieu of delivering Common Stock for Restricted Units, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Unit.

ARTICLE VIII
ANNUAL INCENTIVE AWARDS AND PERFORMANCE SHARES

Section 8.1 Annual Incentive Awards. At the direction of the Committee, Annual Incentive Awards may be made to Eligible Individuals and, unless determined otherwise by the Committee at or after the date of grant, shall be paid in cash.

Section 8.2 Performance Shares. At the discretion of the Committee, grants of Performance Share Awards may be made to Eligible Individuals. Subject to the provisions of Sections 5.2(b) and 5.5, the Committee, in its sole discretion, may make Awards to Participants of Dividend Equivalents in connection with the grant of Performance Shares.

ARTICLE IX
TERMINATION OF EMPLOYMENT

Section 9.1 Effect of Termination of Employment on Awards. If a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death, Disability or Approved Retirement, the Participant shall forfeit all rights to such Annual Incentive Award unless otherwise determined by the Committee or applicable award documents. Regardless of the vesting schedule otherwise applicable with respect to any other Award, unless the Committee shall otherwise determine at or subsequent to the date of grant, the following provisions shall apply in the event of a Participant’s termination of employment under the circumstances specified below. Unless otherwise specified in the applicable award agreements or the Committee shall otherwise determine at or subsequent to the date of grant, the treatment upon termination applicable to Restricted Stock Units shall apply equally to any Other Stock-Based Award.

Section 9.2 Death or Disability. In the event a Participant’s employment terminates due to his or her death or due to Disability:

(a) any Options granted to such Participant that are then not yet exercised shall become immediately exercisable in full and may be exercised by the Participant or the Participant’s estate (or as may otherwise be provided for in accordance with the requirements of Section 12.2), as applicable, at any time prior to the earlier of (1) the expiration date of the term of the Options or (2) the third (3rd) anniversary (or such earlier date as the Committee shall determine at the time of grant) of the Participant’s termination of employment; provided, however, that in the event of a Participant’s death, Nonstatutory Stock Options shall be exercisable for not less than one (1) year after a Participant’s death even if such period exceeds the expiration date of the term of the original grant of such Nonstatutory Stock Options;

(b) the Restricted Period will lapse as to the outstanding shares of Restricted Stock and/or Restricted Units (including any associated Dividend Equivalents) granted to such Participant under the Plan;

(c) the target number of Performance Shares shall be deemed to have been earned and vested with respect to any outstanding Performance Share Award granted to such Participant under the Plan; and

(d) such Participant’s estate or beneficiary (or as may otherwise be provided for in accordance with the requirements of Section 12.2) shall be eligible to receive an Annual Incentive Award assuming full achievement of the Participant’s Performance Goals for such Performance Cycle, but prorated for the portion of the Performance Cycle completed before the Participant’s termination of employment.

Section 9.3 Retirement. In the event a Participant’s employment terminates due to Approved Retirement:

(a) any Options granted to such Participant that are then not yet exercised shall become immediately exercisable in full and may be exercised by the Participant at any time prior to the expiration date of the term of the Options or within five (5) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s Approved Retirement, whichever period is shorter;

(b) the Restricted Period will lapse as to any outstanding shares of Restricted Stock and/or Restricted Units (including any associated Dividend Equivalents) granted to such Participant under the Plan; and

(c) the Participant shall receive a payment with respect to any outstanding Performance Shares (including any associated Dividend Equivalents) granted to such Participant under the Plan calculated in the following manner, which shall be in full and completed satisfaction of the Participant’s rights in respect of such Performance Shares:

(i) the number of Performance Shares subject to each separate grant will be reduced by multiplying such Performance Shares by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an active employee and the denominator of which is the number of months in the Performance Cycle (with a partial month worked counted as a full month if the Participant is an active employee for 15 days or more in that month); and

(ii) the resulting reduced number of Performance Shares shall be eligible to become vested subject to the achievement of the applicable Performance Goals and, to the extent vested, shall be payable to the Participant in a lump sum 60 days after the completion of the respective Performance Cycle; and

(d) the Participant shall receive an Annual Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, prorated for the portion of the Performance Cycle completed before the Participant’s termination of employment.

Section 9.4 For Cause. In the event a Participant’s employment is terminated for Cause,

(a) any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter;

(b) all outstanding shares of Restricted Stock and all outstanding Restricted Units and all outstanding Performance Share Awards (including any associated Dividend Equivalents) granted to such Participant under the Plan shall be forfeited at the time of such termination.

In addition, the Committee may, consistent with Section 4.6 of the Plan, require that such Participant disgorge any profit, gain or other benefit received in respect of the exercise of any Awards for a period of up to twelve (12) months prior to termination of the Participant’s employment for Cause. The provisions of this Section 9.4 will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Article IX.

Section 9.5 Resignation. In the event a Participant’s employment terminates due to his or her resignation from the Company or any Subsidiary,

(a) any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter and

(b) all outstanding shares of Restricted Stock and all outstanding Restricted Units and all outstanding Performance Share Awards (including any associated Dividend Equivalents) granted to such Participant under the Plan shall be forfeited at the time of such termination.

Section 9.6 Termination for any Other Reason. In the event a Participant’s employment terminates due to any reason other than one described in Sections 9.2 through Section 9.5,

(a) any Options granted to such Participant which are exercisable on the date of termination of the Participant’s employment may be exercised by the Participant at any time prior to the expiration date of the term of the Options or the ninetieth (90th) day following termination of the Participant’s employment, whichever period is shorter, and any Options that are not exercisable at the time of termination of employment shall be forfeited at the time of such termination and not be exercisable thereafter;

(b) the Restricted Period shall lapse to as a portion of any outstanding Restricted Stock or Restricted Units calculated in the following manner, and the remainder of each such outstanding Restricted Stock or Restricted Unit Awards shall be forfeited:

(i) the number of shares of Restricted Stock and/or Restricted Units granted to such Participant under the Plan will be reduced by multiplying each separate grant by a fraction, the numerator of which is the number of full months in the applicable vesting period during which the Participant was an active employee and the denominator of which is the number of months in the applicable vesting period (with a partial month worked counted as a full month if the Participant is an active employee for 15 days or more in that month); and

(ii) the resulting reduced number of Restricted Stock or Restricted Units minus the number, if any, of shares previously issuable in connection with the partial vesting of such Award shall be considered vested.

(c) the Participant shall receive a lump sum payment with respect to any outstanding Performance Shares (including any associated Dividend Equivalents) granted to such Participant under the Plan calculated in the following manner, which shall be in full and completed satisfaction of the Participant’s rights in respect of such Performance Shares:

(i) the number of Performance Shares granted to such Participant under the Plan will be reduced by multiplying each separate grant by a fraction, the numerator of which is the number of full months in the

Performance Cycle during which the Participant was an active employee and the denominator of which is the number of months in the Performance Cycle (with a partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month); and

(ii) the resulting reduced number of Performance Shares shall be considered vested as if the target number of Performance Shares had, in fact, been earned.

Section 9.7 Timing of Payment. With respect to any Restricted Stock Units or Performance Shares that are deemed to become vested and payable pursuant to Section 9.2, 9.3 or 9.6, payment therein shall be made in cash or shares of Common Stock (as determined by the Committee) as soon as practicable, but not more than 74 days, following the Participant’s termination of employment, except that, if the Participant is a specified employee within the meaning of Section 409A of the Code and the amount payable in respect of such Award is deferred compensation subject to Section 409A, payment for any such Award that is treated as deferred compensation subject to Section 409A shall be made six months and one day following the date of such termination of employment. Payment in respect of any Annual Incentive Award that becomes vested and payable pursuant to Section 9.2 or 9.3 shall be made at the same time as Annual Incentive Awards are paid to other Participants receiving such Awards for the same period (or at such earlier time as the Committee shall determine), but in no event later than March 15 of the calendar year following the later of the calendar year in respect of which such Award is payable and the calendar year in which the Participant’s rights to payment of any such Annual Incentive Award becomes vested; provided, however, that, in no event, however, shall such pro-rated Annual Incentive Award be duplicative of any payment provided in respect of such Annual Incentive Award under any other agreement or arrangement between the Participant and the Company or any Subsidiary.

ARTICLE X
CHANGE OF CONTROL

Section 10.1 Performance Share Awards. Unless determined otherwise by the Committee, in the event of a Change of Control, (a) any outstanding Performance Share Awards relating to Performance Cycles ended prior to the Change of Control which have been earned but not paid shall be payable in accordance with their terms, and (b) all then-in-progress Performance Cycles with respect to outstanding Performance Share Awards shall end. Unless determined otherwise by the Committee prior to the Change of Control, each Performance Share Award that has its Performance Cycle end at the time of a Change of Control shall, immediately prior to a Change of Control, be converted into a Restricted Unit Award for the number of shares of Common Stock determined pursuant to this Section 10.1 (a “Converted Award”). In the case of any Performance Share Award as to which (i) at least 50% of the Performance Cycle will be completed immediately prior to the date of the Change of Control and (ii) the Committee determines that the achievement of the Performance Goals for such Performance Cycle is reasonably capable of being assessed based on performance until the date of the Change of Control, the number of shares of Common Stock subject to the corresponding Converted Award shall be equal to the number of shares of Common Stock that would have been payable (or the greatest number of whole shares of Common Stock having a Fair Market Value equal to the dollar amount that would have been payable) in respect of such Award at the end of the Performance Cycle based on the level of performance achieved until the date of the Change of Control. In the case of all other Performance Shares, the number of shares subject to the corresponding Converted Award shall be equal to the number of shares of Common Stock that would have been payable (or the greatest number of whole shares of Common Stock having a Fair Market Value equal to the dollar amount that would have been payable) in respect of such Award at the end of the Performance Cycle assuming the Award was earned at target.

Section 10.2 Alternative Awards. In the event of a Change of Control, to the extent that prior to the Change of Control the Committee determines that any then outstanding Option, Restricted Stock, Restricted Unit (including each Converted Award issuable pursuant to Section 10.1), Other Stock-Based Award or Performance Share that has not been converted into a Converted Award will be honored or assumed, or new rights substituted therefore, by the Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change of Control, in each case on terms and conditions that satisfy the minimum conditions set forth in the next sentence (such honored, assumed or substituted award hereinafter called an “Alternative Award”), no acceleration of vesting, exercisability or payment shall occur with respect to such Award (other than to the extent provided in Section 10.1). For this Section 10.2 to apply, any such Alternative Award must, as reasonably determined by the Committee in good faith prior to the Change of Control:

(a) be based on stock that is traded on an established U.S. securities market or an established securities market outside the United Stated upon which the Participants could readily trade the stock without administrative burdens or complexities;

(b) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, Restricted Stock, Restricted Unit and/or Performance Share, including, but not limited to, an identical or better exercise or vesting schedules;

(c) have substantially equivalent value to such Option, Restricted Stock, Restricted Unit and/or Performance Share (determined at the time of the Change of Control); and

(d) have terms and conditions which provide that, in the event that the Participant’s employment is involuntarily terminated for any reason other than for Cause, all of such Participant’s Options, Restricted Stock, Restricted Units or Performance Shares that have not been converted into Converted Awards shall be deemed immediately and fully exercisable and/or all restrictions shall lapse, and shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or in a combination thereof, in an amount equal to (i) with respect to any Restricted Stock or Restricted Units (including, without limitation, any Restricted Units subject to a Converted Award), the Fair Market Value of such stock on the date of the Participant’s termination, (ii) with respect to any Options, the excess, if any, of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share, or (iii) with respect to any Performance Share that has not been converted into a Converted Award pursuant to Section 10.1, the Participant’s target award opportunity for the Performance Cycle in question. Notwithstanding anything else in the Plan to the contrary, in no event shall any Participant be deemed to have been terminated for Cause following a Change of Control unless the Participant’s actions that constitute Cause have resulted in, or are reasonably expected to result in, (I) significant monetary damages to the Company or any of its Subsidiaries, (II) material damage to the business or reputation of the Company or any of its Subsidiaries or (III) the inability of the Participant to perform the material functions of his position.

Section 10.3 Accelerated Vesting and Payment of Awards. If the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that an Alternative Award will not be issued in accordance with the requirements of Section 10.2 with respect to any Option, Restricted Stock Restricted Unit (including each Converted Award issued pursuant to the provisions of Section 10.1), Other Stock-Based Award or Performance Share that has not been converted into a Converted Award, then regardless of the otherwise applicable vesting schedule applicable thereto (i) any such Option shall become fully exercisable upon the occurrence of the Change of Control, (ii) the Restricted Period shall lapse at the Change of Control as to each share of Restricted Stock and each Restricted Unit, (iii) any restrictions or vesting conditions applicable with respect to an Other Stock-Based Award shall lapse and (iv) with respect to any Performance Share that has not been converted into a Converted Award pursuant to Section 10.1, the Performance Cycle shall be deemed to have ended and the Participant shall be entitled to receive payment in respect thereof at the Participant’s target award opportunity for such Performance Cycle. In connection with such a Change of Control, the Committee may, in its sole discretion, provide that any Option, Restricted Stock and/or Restricted Unit, Other Stock-Based Award or any Performance Share that would not otherwise be payable in cash, that is not honored or assumed pursuant to Section 10.2 or that is otherwise payable by reason of such Change of Control shall, upon the occurrence of such Change of Control, be cancelled in exchange for a payment per share/unit (the “Settlement Payment”) in an amount based on the Change of Control Price. Any Settlement Payment having a positive amount shall be paid in cash. To the extent that, at the time of a Change of Control, the exercise price of an Option that may be cancelled pursuant to this Section 10.3 exceeds the Change of Control Price, the Committee may direct that such Option shall be cancelled without consideration.

ARTICLE XI
AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

Section 11.1 General. The Board may, at any time and from time to time amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant or Eligible Individual; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, or (ii) lower the minimum exercise price at which an Option may be granted or take any other action that is otherwise prohibited with respect to Options under Section 6.2 shall be subject to the approval of the Company’s shareholders. No amendment, modification or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant, provided, however, for the avoidance of doubt, that

(a) any change pursuant to, and in accordance with the requirements of, Article X;

(b) any change made to an Award to enable the compensation payable under the Award to be deductible for purposes of any federal, state, local or foreign tax;

(c) any acceleration of payments of amounts accrued under the Plan by action of the Committee or by operation of the Plan’s terms; or

(d) any decision by the Committee to limit participation (or other features of the Plan) prospectively under the Plan shall not be deemed to violate this provision.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1 Transferability of Awards. No Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Committee may, in the applicable Award Agreement or otherwise, permit transfers of Nonstatutory Stock Options, Restricted Stock and/or Other-Stock Based Awards to Family Members (including, without limitation, transfers effected by a domestic relations order) upon such terms and subject to such restrictions as the Committee shall specify.

Section 12.2 Treatment of Any Outstanding Rights or Features Upon Participant’s Death. Any Awards, rights or features remaining unexercised or unpaid at the Participant’s death shall be paid to, or exercised by, the Participant’s estate except where otherwise provided by law, or when done in accordance with other methods (including a beneficiary designation process) put in place by the Committee or a duly appointed designee from time to time. Except as otherwise provided herein, nothing in this Plan is intended or may be construed to give any person other than Participants any options, rights or remedies under this Plan.

Section 12.3 Deferral of Payment. The Committee may, in the applicable Award Agreement or otherwise, (i) permit a Participant to elect voluntarily to defer payment of cash or receipt of Common Stock that would otherwise be payable or issued upon exercise or vesting of an Award or (ii) mandate that such payment of cash or receipt of Common Stock that would otherwise be payable or issued upon exercise or vesting of an Award be deferred. Any such deferral, whether elective or mandatory, shall be subject to such terms and conditions as the Committee may establish. Notwithstanding anything else contained herein to the contrary, no voluntary deferrals shall be permitted hereunder in a way that will result in the Company or any Subsidiary being required to recognize a financial accounting charge due to such deferral that is substantially greater than the charge, if any, that was associated with the underlying Award.

Section 12.4 No Guarantee of Employment or Participation. The existence of the Plan shall not be deemed to constitute a contract of employment between the Company or any affiliate and any Eligible Individual or

Participant, nor shall it constitute a right to remain in the employ of the Company or any affiliate. The terms or existence of this Plan, as in effect at any time or from time to time, or any Award granted under the Plan, shall not interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary or any other affiliate of the Company. The employment of each employee of the Company or any Subsidiary remains at will. Except to the extent expressly selected by the Committee to be a Participant, no person (whether or not an Eligible Individual or a Participant) shall at any time have a right to be selected for (or additional) participation in the Plan, despite having previously participated in an incentive or bonus plan of the Company or an affiliate.

Section 12.5 Tax Withholding. The Company, Subsidiary or an affiliate shall have the right and power to deduct from all payments or distributions hereunder, or require a Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy any federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award. The Company may defer payments of cash or issuance or delivery of Common Stock until such withholding requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (a) to have shares of Common Stock otherwise issuable under the Plan withheld by the Company or (b) to deliver to the Company previously acquired shares of Common Stock (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of exercise not in excess of the amount to be used for tax withholding.

Section 12.6 No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans if and to the extent permitted by applicable law. The liability of the Company, Subsidiary or any affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company or any affiliate thereof or the Committee not expressly set forth in the Plan.

Section 12.7 Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 12.8 Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (a) the termination of the Plan pursuant to Article XI, or (b) when no more shares are available for issuance of Awards under the Plan.

Section 12.9 Governing Law. The Plan, and all Award Agreements and any other agreements entered into hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to principles of conflict of laws.

Section 12.10 Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he is accepting such Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. The Company shall not be obligated to recognize the exercise of any Award or to otherwise sell or issue Common Stock in violation of any applicable securities law, rule or regulation. The Company, in its discretion, may postpone the exercise of Awards, the issuance or delivery of Common Stock under any Award or any other action under the Plan to permit the Company, with reasonable diligence, to complete any necessary or appropriate stock exchange listing, registration or qualification of such Common Stock or other required action under any federal or state law, rule, or regulation, or pay the Participant cash in an amount based upon the Fair Market Value of a share of Common Stock as of the date shares of Common Stock would otherwise be issuable with respect to an Award in lieu of issuing shares of Common Stock. Any postponement of the exercise or settlement of any Award under this Section 12.10 shall not extend the term of such Award, and the Company, its officers and employees, the Board and the Committee shall have no obligation or liability to a Participant with respect to any Award (or Common Stock issuable thereunder) because of any actions taken pursuant to the provisions of this Section 12.10. Shares of Common Stock issued under the Plan shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

Section 12.11 No Impact on Benefits. Except as may otherwise be specifically provided for under any employee benefit plan, policy or program provision to the contrary, Awards shall not be treated as compensation for purposes of calculating an Eligible Individual’s right under any such plan, policy or program.

Section 12.12 No Constraint on Corporate Action. Except as provided in Article XI, nothing contained in this Plan shall be construed to prevent the Company, or any affiliate, from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any Awards made under this Plan. No employee, beneficiary or other person shall have any claim against the Company, any Subsidiary or any of its affiliates as a result of any such action.

Section 12.13 Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

Section 12.14 Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed on account of a Change of Control (as opposed to being paid or distributed on account of termination of employment or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Award), Section 10.2 shall not apply unless compliant with Section 409A and, solely for purposes of determining whether such distribution or payment shall be made in connection with a Change of Control, the term Change of Control shall be deemed to be defined in the manner provided in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change of Control under the Plan is not a change of control as defined under Section 409A of the Code, then such distribution or payment shall be distributed or paid at the next event, occurrence or date at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.